Exhibit 99.1

PRESS RELEASE

Contact:	Jeffrey R. Freedman, VP Investor Relations 713-369-0550

ALLIS-CHALMERS ENERGY ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER
HOUSTON, TEXAS, September 25, 2008 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced that Munir Akram has been appointed as a member of its Board of Directors. Munir Akram most recently served as Permanent Ambassador and Permanent Representative of Pakistan to the United Nations from 1995 until his retirement in 2008.
Munawar Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated “Ambassador Akram will be a valuable asset for our board of directors, specifically in the development of new international markets for Allis-Chalmers services.”
About Allis-Chalmers
Allis-Chalmers Energy Inc., is Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit the Company’s website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in Allis-Chalmers’ other SEC filings and publicly available documents.